EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of January 21, 2015 by and between PRESTON HILLS GARDENS ASSOCIATES, LLC and RIVERSIDE REALTY PRESTON HILLS, LLC, each a Delaware limited liability company (collectively, the “Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation, or its permitted assignee (“Buyer”).
RECITALS:
Subject to the provisions set forth in this Agreement, Seller has agreed to sell the Property (defined in Section 1) to Buyer, and Buyer has agreed to purchase the Property from Seller.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Seller agree as set forth below.

1.	PURCHASE AND SALE OF THE PROPERTY.
Subject to and in accordance with the provisions of this Agreement, Seller agrees to sell, assign, convey, and transfer to Buyer the following real, personal and other property (defined below as the “Property”), and Buyer agrees to purchase and accept the Property:
1.1    Land. Fee simple title to that certain real property located in Buford, Georgia and legally described on Schedule 1, together with all appurtenances related thereto (“Land”).
1.2    Improvements. All fixtures, buildings, and improvements located on the Land known as the Preston Hills Apartments which have a street address of 2910 Buford Drive NE, Buford, Georgia 30519 (“Improvements”).
1.3    Personalty. All equipment, appliances and personal property owned by Seller which is located on or in the Land or the Improvements (“Personalty”); the material Personalty of Seller as of the date of this Agreement is listed on Schedule 1.3. The Personalty and the Property shall not include any software programs or other electronic media or services relating thereto that are the subject of licenses or other agreements that are personal to Seller or Seller's property manager.
1.4    Leases. All leases, subleases, licenses, concessions, and other forms of agreement, granting to any party the right of use or occupancy of any portion of the Land and/or Improvements, and all renewals, modifications, amendments, guaranties, and other agreements affecting the same, together with any security deposits except to the extent same are treated as a credit against the Purchase Price (as defined below) at Closing (as defined below) pursuant to Section 4.3 (collectively, “Leases”).

1.5    Intangible Property. All of Seller’s right, title and interest in and to the trade name “Preston Hills Apartments” and websites, web domains and internet addresses, phone number(s) for the Property, fax number(s) for the Property and logos, and any other entitlements and intangible property owned by Seller and used or designed for use in connection with the Land, Improvements and/or Personalty, and any contract or lease rights, plans, specifications, studies, reports or surveys, licenses, permits, certificates of occupancy, governmental approvals, franchises, agreements, utility contracts, unexpired claims, warranties, guaranties and sureties, or other rights relating to the ownership, development, construction, design, use and operation of the Land, Improvements and/or Personalty, in each case to the extent assignable without obtaining the consent of any third party (collectively, “Intangible Property”).
1.6    Service Contracts. All contracts relating to the operation, leasing, advertising, management (other than any management agreement between Seller and its property management company), repair or maintenance of the Property, including without limitation all warranties and guarantees thereunder (collectively, “Service Contracts”) that Buyer elects, or is deemed to have elected, to assume pursuant to Section 2.6.
The Land, Improvements, Personalty, Leases, Intangible Property, and Service Contracts are collectively referred to as the “Property”. Included in the Property shall be any and all the foregoing items in which any affiliate of Seller has any right, title or interest, to the extent the same is used solely in connection with the Land or Improvements unless otherwise expressly agreed to by Buyer; it being understood and agreed that Seller shall cause such affiliate to convey the same to Buyer at Closing.

2.	EARNEST MONEY; ESCROW PROVISIONS; INSPECTIONS.
2.1    Earnest Money.
2.1.1    Within three (3) business days after the Execution Date (defined in Section 14.14), Buyer shall deposit with Madison Title Agency, LLC at the address stated in Section 14.3 (“Escrow Agent” or “Title Company”), by wire transfer in the amount of $500,000.00 (together with any interest earned thereon as provided hereunder, “Earnest Money”). The Earnest Money shall be fully refundable until the end of the Contingency Period, and thereafter shall be non-refundable and paid to Seller if Buyer terminates this Agreement after the end of the Contingency Period for any reason other than as specifically set forth in this Agreement. The Earnest Money shall be credited against the Purchase Price at Closing.

2.2    Escrow Provisions Regarding Earnest Money.
2.2.1    Escrow Agent shall hold the Earnest Money and make delivery of the Earnest Money to the party entitled thereto under the terms of this Agreement. Escrow Agent shall invest the Earnest Money in one or more government insured interest-bearing bank accounts satisfactory to Buyer (which shall have no penalty for early withdrawal), and shall not commingle the Earnest Money with any funds of Escrow Agent or any other person or entity, and all interest and income thereon shall become part of the Earnest Money and shall be remitted to the party entitled to the Earnest Money pursuant to this Agreement.
2.2.2    The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.
2.2.3    If prior to the end of the Contingency Period Buyer makes a written demand upon Escrow Agent for payment of the Earnest Money in connection with a termination of this Agreement sent by Buyer to Seller and Escrow Agent, Escrow Agent shall give written notice to Seller and make such payment within one (1) business day. If after the end of the Contingency Period either party makes a written demand upon Escrow Agent for payment of the Earnest Money, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 business days after the giving of such notice, Escrow Agent is hereby authorized to make such payment and shall do so within one (1) business day. If Escrow Agent does receive such written objection within such 5-business day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment or arbitrator's decision. However, Escrow Agent shall have the right at any time to deliver the Earnest Money and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
2.2.4    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties or liable for any act or omission on its part unless taken or suffered in bad faith in breach of this Agreement or involving negligence. Seller and Buyer jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney's fees but excluding special, incidental or consequential damages and punitive or exemplary damages, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in breach of this Agreement or involving negligence on the part of the Escrow Agent.
2.2.5    The parties shall deliver to Escrow Agent an executed copy of this Agreement. Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent's agreement to comply with this Agreement including, without limitation, the provisions of this Section 2.2.
2.2.6    Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986 as amended (“Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify and hold Buyer, Seller, and their respective attorneys and brokers harmless from and against any losses resulting from Escrow Agent's failure to file the reports Escrow Agent is required to file pursuant to this section. The provisions of this Section 2.2.6 shall survive the termination of this Agreement.
2.3    Inspections; Indemnity; Insurance.
2.3.1    Inspections. Within three (3) business days after the Execution Date, Seller shall, at the sole expense of Seller, deliver to Buyer in electronic format (or, for those certain documents that are difficult or costly to copy (due to size or volume), by making the same available to Buyer at the Property), copies of all documents pertaining to the Property that are in the possession or control of, or are reasonably available, to Seller including without limitation the items set forth on Schedule 2.3 attached hereto (collectively, the “Diligence Information”) other than the Excluded Documents; provided however, that to the extent previously provided by Seller to Buyer pursuant to the terms of that certain Access Agreement dated as of December 30, 2014, Seller shall not be required to redeliver such Diligence Information. The Diligence Information (and all reproductions thereof) shall remain the property of Seller. Upon demand therefor by Seller upon a termination of this Agreement, Buyer shall return all Diligence Information (and all reproductions thereof) to Seller. Notwithstanding anything to the contrary set forth herein, Buyer acknowledges and agrees that it shall have no right to review or inspect any of the following (the “Excluded Documents”): (a) reports prepared by or for Seller or any of its affiliates in connection with the proposed sale of the Property, (b) communications between Seller or any of its affiliates and their attorneys, (c) appraisals, financial assessments or other financial evaluations of the Property prepared by or for Seller or any of its affiliates, (d) engineering and property condition reports prepared by or for Seller, and (e) other correspondence, memoranda and documents prepared or intended solely for internal use of Seller and/or its affiliates. Buyer and Buyer’s employees, agents, representatives and contractors (hereinafter collectively referred to as “Buyer’s agents”) shall have the right to enter upon the Property at all reasonable times upon at least one (1) business day’s advance notice by Buyer to Seller, in a manner not to unreasonably disturb the tenants and other occupants of the Property (collectively, “Tenants”) nor materially damage or injure the Property, to inspect all aspects of the Property, at Buyer's sole risk, cost and expense, and to make such physical inspections, studies and tests of the Property which Buyer deems necessary or advisable in its sole discretion. Seller shall have the right to have its representative present at any such inspections. The inspections, studies and tests permitted under this Section 2.3.1 shall include the right to examine the books and records of Seller and Seller’s property manager with respect to the Property, provided that Seller shall not be required to make available any Excluded Documents. Seller shall provide Buyer with copies of any documents and other information related to the Property and reasonably requested by Buyer promptly following request by Buyer, other than the Excluded Documents. Any entry by Buyer into any individual dwelling unit shall be in compliance with the terms of the applicable Lease. Any testing that requires a physical or other intrusive invasion of the Land or Improvements shall require Seller's consent (it being agreed that the standard testing and gathering of samples for a customary Phase I environmental study and radon testing shall be permitted without Seller’s consent). Except to the extent such disclosure is required or permitted pursuant to Section 14.10, Buyer agrees that it will not disclose to any third party not approved by Seller the results of its inspections or tests. Unless legally required to report a condition that is revealed by its inspections, Buyer shall not provide any report of such inspections or tests to or request any inspection of the Property by any governmental authority without first obtaining the prior written consent of Seller thereto and Seller, at Seller’s election, shall be entitled to have a representative on any telephone call or other contact made by Buyer to a governmental authority for such purpose and to be present at any meeting between Buyer and a governmental authority for such purpose. The foregoing shall not, however, prevent Buyer from contacting governmental authorities to request zoning and code compliance letters, property tax information, utility expenses, police or fire activity or other customary due diligence and shall not prohibit Buyer from reviewing or requesting copies of public files relating to the Property. Any notice which Buyer is required to give under this Section 2.3.1 may be given verbally to Lane Shea at (212) 704-4245. If this Agreement terminates for any reason other than Seller’s default, promptly following payment by Seller to Buyer of Buyer’s actual out of pocket costs thereof, but only to the extent Buyer is permitted to do so under the terms of any agreement with the provider of the same, Buyer shall promptly deliver to Seller (without representation or warranty or right of reliance) copies of all third party reports, studies or surveys which Buyer obtained in connection with its inspections of the Property.

2.3.2    Indemnity. Buyer shall promptly after any termination of this Agreement restore any physical damage or alteration of the physical condition of the Land or Improvements that results from any inspections or activities conducted by Buyer or Buyer’s agents, at Buyer’s sole cost and expense and in strict accordance with all requirements of applicable law. Buyer shall also INDEMNIFY AND HOLD HARMLESS Seller, its members, managers, principals, employees and agents from all claims and liability (including reasonable attorneys’ fees and costs but excluding special, incidental or consequential damages and punitive or exemplary damages), related to damage to property or injury to persons and arising from any activities of Buyer or Buyer’s agents on the Land in connection with such inspections, studies and tests; provided, however, in no event shall Buyer indemnify Seller or its members, managers, principals, employees or agents from any of the foregoing arising due to the gross negligence or willful misconduct of Seller or its members, managers, principals, employees and agents, or for existing conditions which are merely discovered and not exacerbated by Buyer or Buyer’s agents. The foregoing indemnification obligation of Buyer shall survive the termination of this Agreement for a period of (a) three (3) months with respect to any claim of Seller unrelated to a claim of a third party unaffiliated with Seller or Seller’s property manager, or (b) one (1) year with respect to any claim of Seller relating to a claim made by a third party unaffiliated with Seller or Seller’s property manager; provided however that if Seller shall have provided written notice to Purchaser with reasonable detail of a specified claim for which Purchaser is responsible hereunder within the period provided in subsection (a) or (b), as applicable, then such period shall be extended until such claim is resolved. Without limiting the generality of the foregoing indemnity, Buyer shall maintain or cause Buyer’s agents to maintain commercial general liability insurance in amounts not less than $1,000,000.00 per occurrence during all periods when Buyer or such Buyer’s agent is conducting inspections of the Property.
2.4    Title; Survey.
2.4.1    Condition of Title. Title to the Land and Improvements shall be conveyed to Buyer by the Deed (defined in Section 6.1) subject only to the following:
(a)    a lien to secure payment of general and special real estate taxes and assessments for the Property, not due and payable for the current assessment period based on the fiscal year used by the taxing authorities;
(b)    matters affecting the condition of title created by or with the written consent of Buyer in accordance with the terms and conditions of this Agreement;
(c)    the Permitted Exceptions (but not the Curable Matters) as such terms are defined in Section 2.4.2 and Section 2.4.3;

(d)    all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relative to building, zoning and land use) affecting the Property; and
(e)    the rights of Tenants, as tenants only, under the Leases.
2.4.2    Title Review Period.
(a)    Within two (2) business days after the Execution Date, Seller shall deliver to Buyer (i) a current standard ALTA Form B title insurance commitment for the Land issued by First American Title Insurance Company (“Title Commitment”) which shall also issue any title insurance policy for the Property, (ii) copies of all documents shown as exceptions to title or otherwise referenced in the Title Commitment, and (iii) the most current existing ALTA survey of the Property in Seller’s possession or control. Buyer may obtain a new or updated physical survey of the Land (“Survey”). Buyer shall have until 5:00 P.M. (California time) on January 28, 2015 to make written objection to Seller due to any exceptions, defects or conditions shown on the Survey and/or in the Title Commitment (collectively, “Buyer's Objections”). Seller shall, within three (3) business days after Buyer's notice to Seller of Buyer's Objections, notify Buyer in writing that: (a) Seller will cure all or certain of Buyer's Objections as of or prior to Closing, or (b) Seller will not cure all or certain of Buyer's Objections. Seller shall have the right, but not the obligation, to cure Buyer's Objections. If Seller fails to deliver timely notice with respect to all or any of Buyer's Objections, Seller shall be deemed to have elected option (b) above with respect to any such Buyer's Objections. If Seller elects, or is deemed to have elected, not to cure any or all of Buyer's Objections, Buyer may, as Buyer's sole and exclusive remedy, (x) waive said Buyer's Objections or (y) only by written notice to Seller given on or prior to the expiration of three (3) business days after the expiration of Seller's response period described above, terminate this Agreement. If this Agreement is terminated pursuant to the preceding sentence, the Earnest Money shall be returned to Buyer and neither party shall any further rights or obligations under this Agreement except for any obligations which expressly survive termination of this Agreement. All items shown on the Title Commitment and/or the Survey not objected to by Buyer by timely notice to Seller or waived or deemed waived by Buyer shall be deemed to be “Permitted Exceptions.”
(b)    If at any time after the expiration of the Contingency Period, any update to the Title Commitment or the Survey discloses any additional item that affects title to the Property which was not disclosed in Seller’s existing title insurance policy and/or in the original Title Commitment and/or the Survey delivered to Buyer during the Contingency Period and is not the result of the acts or omissions of Buyer or Buyer’s agents (a "New

Exception"), Buyer shall have a period of three (3) business days from the date of its receipt of such update to review and notify Seller in writing of Buyer's disapproval of any New Exception. If Buyer disapproves any such matter it shall constitute further Buyer’s Objections and be subject to the same procedures set forth in Section 2.4.2(a) above. Closing may be postponed as needed to accommodate such additional time periods.
2.4.3    Curable Matters. Notwithstanding anything in this Section 2.4 to the contrary, Seller shall be obligated to cure and/or cause to be deleted from any title insurance policy issued pursuant to the Title Commitment (i) any mortgage and mechanic's liens or other monetary liens against the Property, (ii) any exceptions or encumbrances to title which are created by, under or through Seller after the date hereof without Buyer’s consent, and (iii) any matter that Seller has agreed, in writing, to cure (collectively, “Curable Matters”).
2.5    Contingency Period. The Contingency Period shall mean the period of time commencing on the Execution Date and ending at 5:00 p.m. (California time) on February 3, 2015. Buyer, at its election and in its sole discretion, may terminate this Agreement for any reason or for no reason by giving written notice thereof to Seller before the expiration of the Contingency Period. If Buyer timely terminates this Agreement under this Section 2.5, the Earnest Money shall be paid to Buyer and neither party shall have any further rights or obligations hereunder unless otherwise specifically stated. If Buyer fails to timely terminate this Agreement as provided in this Section 2.5, (a) the Earnest Money shall be non-refundable to Buyer except as otherwise expressly stated in this Agreement, and (b) within two (2) business days following the expiration of the Contingency Period, Buyer shall deposit with Escrow Agent the additional sum of $500,000.00, which shall thereafter be deemed part of the Earnest Money for all purposes hereunder.
2.6    Service Contracts. Buyer shall assume at Closing those Service Contracts which it elects to assume by written notice given to Seller before the end of the Contingency Period; provided, however, Buyer must assume at Closing any Service Contracts which are not terminable except upon the payment of a fee to the vendor unless Buyer agrees in writing to pay such fee or credit to Seller the amount thereof at Closing. Seller shall notify the vendors under those Service Contracts that Buyer has not agreed to assume (with a copy of such notice to Buyer) with such termination to be effective as of the Closing Date. Seller shall reasonably cooperate with Buyer, both before and after Closing, to obtain any approvals or consents required to assign any Service Contracts to Buyer that Buyer has elected to assume. If Seller fails to timely send any such request for approval or consent, Buyer may do so in Seller’s name. Seller’s obligations under this Section 2.6 shall survive the Closing for a period of three (3) months. Until the date which is five (5) business days before the expiration of the Contingency Period, Seller may, without Buyer’s consent, enter into Service Contracts in the ordinary course of Seller’s business (or amend, modify, renew, extend or terminate any existing Service Contracts), provided that Seller gives Buyer a copy of same and such new Service Contract is terminable upon thirty (30) days notice or less without penalty or fee; thereafter, Seller may do so only with the prior written consent of Buyer.

3.	PURCHASE PRICE.
The “Purchase Price” for the Property shall be $51,000,000.00 payable pursuant to the terms and conditions contained in this Agreement, but subject to credits and prorations as provided below.

4.	PRORATIONS.
All normal and customarily proratable items of income and expense for the Property shall be prorated as of the Closing Date. Without limiting the foregoing, the following items shall be prorated as of the Closing Date and such prorations shall be reflected on the settlement statements prepared by Escrow Agent. Such prorations shall be made on the basis of a 365-day year, as of 11:59 p.m. on the day preceding the Closing Date. Any leasing commissions with respect to the Leases shall be the sole responsibility of Seller, and shall be paid or discharged fully at or prior to Closing.
4.1    Revenues. All rentals, receipts and other revenues from the Property (“Revenues”) which have been actually received by Seller before Closing and which are allocable to the period from and after the Closing Date shall be credited to Buyer. Buyer shall use reasonable efforts for a period of ninety (90) days after Closing to collect all Revenues which are delinquent or due as of the Closing Date and Seller shall have the right commencing as of ninety-one (91) days after the Closing Date to take any action to collect any such Revenues from any Tenant, provided that Seller may take action only with respect to former tenants who no longer occupy a unit at the Property. All such delinquent Revenues from the Property collected by Buyer or Seller after Closing shall be paid (a) first, to Buyer and applied to amounts delinquent for the period from and after the Closing Date, and (b) second, to Seller to be applied to amounts delinquent for the period prior to the Closing Date, and each party hereby agrees to promptly remit the same to the other as and to the extent necessary to comply with the foregoing. In no event shall Buyer be obligated to bring any suit against any Tenant, expend any funds or exercise any of its rights or remedies under any Lease in order to collect any Revenues.
4.2    Property Taxes. All real estate taxes and assessments for the Property owed for the period in which Closing occurs shall be pro-rated. If, at Closing, the Property or any part thereof is affected by a special assessment which is payable in installments of which the first installment is then a charge or lien, or has been paid, or special assessments which are imposed on the Property annually on a reoccurring basis, such assessments shall be apportioned pro rata between Seller and Buyer on a per diem basis as of the Closing Date.
4.3    Security Deposits. All security and other deposits held by Seller pursuant to the Leases (excluding (a) deposits applied by Seller and not reinstated by the applicable Tenant and (b) any interest thereon if such interest is not required to be remitted to Tenants pursuant to their respective Leases or applicable law), shall be credited to Buyer, and Seller and Buyer shall deliver a notice to such Tenants advising them that: (i) Buyer has purchased the Property, and (ii) the amount of the security deposit received by the Buyer, if any, is the responsibility of Buyer.

4.4    Utility Charges. Final meter readings on all utilities charged to the Property shall be made as of the day preceding the Closing Date. Seller shall use reasonable efforts to arrange for, and shall pay for final billings of utilities to the day preceding the Closing Date, and Buyer shall be responsible for utilities used on or after the Closing Date. Any prepaid water, sewer, and other utility charges allocable to the period from and after the Closing Date shall be credited to Seller. Seller and Buyer shall deliver written notices to the applicable utility companies notifying them of the change in ownership. Any deposits on utilities paid by Seller shall be returned to Seller.
4.5    Service Contracts. Seller shall pay (or be charged by a proration for) all charges due pursuant to the Service Contracts before the Closing Date, and Buyer (to the extent assumed by Buyer) shall be responsible for all such charges due from and after the Closing Date pursuant to the Service Contracts. Prepaid charges allocable to the period from and after the Closing Date in connection with any Service Contracts being assumed by the Buyer shall be credited to Seller at Closing. Accrued and unpaid charges allocable to the period prior to the Closing Date in connection with such Service Contracts shall be credited to Buyer at Closing. All upfront commissions or other amounts, if any, paid by the service provider under any Service Contract shall not be prorated.
4.6    Insurance. No proration shall be made in relation to insurance premiums, and no insurance policies of Seller will be assigned to Buyer, except as expressly provided in Section 11 with respect to a casualty.
4.7    Survival. The provisions of this Section 4 shall survive Closing for a period of one (1) year and shall then terminate except as otherwise stated in this Agreement.
4.8    Post Closing Adjustments. If any of the items described in Section 4 above cannot be accurately apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of good faith estimates by the parties and reconciled as soon as practicable after the Closing Date but, in any event, no later than one (1) year after the Closing Date. If either party discovers any errors in the Closing Statement, both parties agree to correct and reconcile such error as soon as practicable after the Closing Date, but, in any event, no such later corrections or reconciliations shall be made more than one (1) year after the Closing Date.
4.9    Rent Ready Adjustments. Not more than forty-eight (48) hours prior to Closing (“Walk Though Date”), a representative of Buyer and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated either (a) on or before seven (7) days prior to Close of Escrow that Seller has not placed in a “rent ready” condition before the Walk Through Date or (b) on or after the Walk Through Date, Buyer shall receive a credit against the Purchase Price at Closing in the amount of $1,250 per unit. As used herein, “‘rent ready’ condition” means Seller’s practice and procedures, as of the Execution Date, for placing units in “rent ready” condition. Nothing contained in this Section 4.9 shall be construed as limiting Buyer’s rights and Seller’s obligations under the other provisions of this Agreement.

5.	CONDITIONS PRECEDENT TO CLOSING.

5.1    Buyer’s Conditions to Closing. The obligation of Buyer to purchase the Property from Seller, and to perform the obligations required to be performed by Buyer at the Closing, are subject to satisfaction of each of the following conditions (“Buyer's Conditions”):
5.1.4    Compliance with Agreement. Seller shall have performed and complied in all material respects with its covenants and obligations under this Agreement.
5.1.5    Representations and Warranties. All of Seller's representations and warranties under Section 8.2 are true and correct in all material respects as of the Closing Date.
5.1.6    Title Policy. Title Company shall have irrevocably committed to Buyer in writing to issue an ALTA 2006 extended owner’s policy of title insurance written on First American Title Insurance Company, in form and content consistent with the Title Commitment, as such may be updated before Closing (but without imposing additional requirements on Seller other than as expressly provided in Section 2.4 above), insuring Buyer’s fee simple title to the Land in an amount equal to the Purchase Price subject only to the Permitted Exceptions and subject to no conditions other than payment of the applicable premium therefor and the normal and customary conditions to be satisfied by Buyer and Seller.
5.1.7    No Litigation. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Seller or the Property that would prevent Seller from performing its obligations under this Agreement.
5.2    Failure of Buyer’s Conditions. If any of the Buyer’s Conditions are not satisfied as of the Closing Date, Buyer shall have the right in its discretion to (i) terminate this Agreement upon three (3) days’ prior written notice to Seller in the event Seller has not satisfied all conditions to Buyer’s reasonable satisfaction within such 3-day period (provided however, that no notice or cure period shall be available for Seller’s failure to deliver any of the Closing Documents to Escrow Agent on the Closing Date), in which event the Earnest Money shall be returned to Buyer and all obligations of the parties hereto shall thereupon cease and this Agreement shall thereafter be of no further force and effect, except for any provision of this Agreement that expressly survives termination and the rights of Buyer under Section 12.2, or (ii) waive the failed condition and consummate Closing. Seller shall not, in any event, be liable to Buyer for any claims arising from a failure of any such conditions except as provided in Section 12.2.
5.3    Closing Conditions for Seller. Seller's obligations under this Agreement are subject to each of the following conditions (“Seller's Conditions”):

5.3.1    Compliance with Agreement. Buyer shall have performed and complied in all material respects with its covenants and obligations under this Agreement.
5.3.2    Representations and Warranties. All of Buyer's representations and warranties under Section 9 are true and correct in all material respects as of the Closing Date.
5.4    Failure of Seller’s Conditions. If any of the Seller’s Conditions are not satisfied as of the Closing Date, Seller shall have the right in its discretion to (i) terminate this Agreement upon three (3) days’ prior written notice to Buyer in the event Buyer has not satisfied all conditions to Seller’s reasonable satisfaction within such 3-day period (provided however, that no notice or cure period shall be available for Buyer’s failure to deposit the remainder of the Purchase Price or deliver any applicable Closing Documents to Escrow Agent on the Closing Date), in which event the Earnest Money shall be paid to Seller in accordance with Section 12.1 if applicable or otherwise to Buyer, and all obligations of the parties hereto shall thereupon cease and this Agreement shall thereafter be of no further force and effect, except for any provision of this Agreement that expressly survives termination, or (ii) waive the failed condition and consummate Closing.

6.	CLOSING DOCUMENTS.
On the Closing Date, Seller shall deliver, or cause to be delivered, to Escrow Agent the following documents and/or items with respect to the Property, executed and acknowledged, where appropriate, on behalf of Seller (collectively, “Closing Documents”):
6.1    Deed. A Special Warranty Deed in the form attached as Exhibit “D” (“Deed”) conveying the Land and the Improvements to Buyer, subject only to the Permitted Exceptions.
6.2    Bill of Sale. A Special Warranty Bill of Sale in the form attached as Exhibit “A” conveying title to the Personalty to Buyer.
6.3    Assignment and Assumption of Leases. An Assignment and Assumption of Leases in the form attached hereto as Exhibit “B”, assigning to Buyer all of Seller's interest as landlord in all Leases, security deposits and guaranties, together with an assumption thereof by Buyer of all obligations of the landlord under the Leases accruing from and after the Closing Date. All original Leases in Seller's possession or control will be delivered to Buyer within two (2) business days following Closing; provided that Seller will deliver copies of Leases in those cases where Seller does not have possession or control of an original.
6.4    Tenant Notices. Notices to Tenants under the Leases in the form attached as Exhibit “E”, as the same may be modified at the reasonable request of Buyer to conform to the requirements of applicable law.
6.5    Assignment and Assumption of Service Contracts and Intangible Property. An Assignment of Service Contracts and Intangible Property in the form attached as Exhibit “C”, assigning to Buyer the Intangible Property and the Service Contracts being assumed by Buyer pursuant to this Agreement, together with an assumption thereof by Buyer of all obligations accruing thereunder from and after the Closing Date. The originals of all such Service Contracts in Seller's possession or control will be delivered to Buyer within two (2) business days following Closing; provided that Seller will deliver copies of such Service Contracts in those cases where Seller does not have possession or control of an original.
6.6    Service Contract Notices. Notices to the counterparties under the Service Contracts being assumed by Buyer informing such counterparties of the sale of the Property to Buyer.
6.7    Settlement Statement. A settlement statement prepared by Escrow Agent and reasonably acceptable to Buyer and Seller showing the Purchase Price, all applicable adjustments and credits, and all cash receipts and all disbursements to be made by Escrow Agent on the Closing Date.
6.8    Non-Foreign Status Affidavit. An Affidavit of Non-Foreign Status.
6.9    Evidence of Seller's Authority. Evidence satisfactory to the Title Company and Buyer that the person executing the Closing Documents on behalf of Seller has full right, power and authority to do so.
6.10    Certified Rent Roll. An updated Rent Roll (defined in Section 8.2.5) effective as of a date no more than one (1) business day before the Closing Date and certified by Seller as to accuracy and completeness in all material respects.
6.11    Other Documents. Other certificates and documents that are reasonably acceptable to the signing party and are customarily required to effect the closing of the sale of the Property and related transactions contemplated by this Agreement, including an Owner's Affidavit sufficient to allow deletion of standard exceptions from the title policy and identifying no construction, debts, liens or parties in possession (other than residential tenants disclosed on the Rent Roll) that may affect the Property after the Closing Date, a Form of Sale Disclosure reporting sales proceeds in form reasonably approved by Seller, and a “gap indemnity” in favor of Title Company.
Buyer shall execute, acknowledge, and deliver the assignment documents tendered by Seller, as assignor, with respect to the Leases, Service Contract(s), Intangible Property, and other applicable documents requiring execution by Buyer as set forth in Section 6 above or as otherwise stated in this Agreement.

7.	CLOSING.
7.1    Closing. This transaction shall close upon satisfaction of the requirements of Section 7.2 below (“Closing”) on a date selected by Buyer, but in no event later than March 10, 2015 (“Closing Date”) unless extended by the terms of Section 2.4, Section 5.2, Section 5.4 or Section 11. Notwithstanding the foregoing, Buyer shall have the one-time right to extend the Closing Date to a date selected by Buyer, but in no event later than April 13, 2015 by (a) delivering written notice to Seller and Escrow Agent and (b) depositing with Escrow Agent an additional $250,000.00 which shall thereafter be deemed part of the Earnest Money for all purposes hereunder, in each case no later than the third (3rd) business day before the original Closing Date. If Buyer desires to close earlier than the above stated specific dates, it must give written notice to Seller at least five (5) business days before its designated Closing Date.
7.2    Time and Place. The Closing shall take place through escrow with the Title Company on the Closing Date. On the Closing Date: (a) the parties shall cause the Escrow Agent to disburse the Purchase Price (subject to prorations and adjustments provided in this Agreement) to Seller pursuant to this Agreement and to other parties as set forth on the executed settlement statement, and (b) the parties shall direct the Escrow Agent to file, record and/or deliver all documents executed in accordance with this Agreement to the parties in accordance with this Agreement, as to be set forth in written instructions received by the parties. Notwithstanding the foregoing, Buyer acknowledges that Seller’s current loan must be defeased at Closing (the “Defeasance”).  The parties agree to “dry close” the transaction contemplated herein two (2) Business Days prior to the Closing Date (the “Dry Closing Date”) in order to allow Seller to defease the existing loan.  On the Dry Closing Date, Buyer and Seller shall deliver all closing documents into escrow (other than the final settlement statement, which shall be finalized, executed and delivered with electronic signatures not later than 1:00 pm eastern time on the Business Day immediately preceding the Closing Date) with the Escrow Agent and take all other actions reasonably necessary to close the transaction contemplated herein, except that Buyer shall not be required to deposit funds sufficient to close the transaction until 1:00 p.m. eastern time on the Closing Date.  Buyer agrees to reasonably cooperate with the procedures imposed by Seller’s lender for the Defeasance of Seller’s existing loan, but shall not be required to fund the Purchase Price until the Closing Date.
7.3    Payment of Purchase Price.    The Purchase Price shall be paid as follows:
7.3.1    Earnest Money. At Closing, the Earnest Money shall be credited against the Purchase Price and disbursed by Escrow Agent in accordance with the executed settlement statement.
7.3.2    Cash at Closing. Subject to pro-rations and payment of expenses hereunder, Buyer shall deliver to Escrow Agent no later than 1:00 p.m. (EST) on the Closing Date immediately available funds in the amount of the Purchase Price, less the amount of the Earnest Money (and any interest thereon) paid to Seller at Closing, and subject to any prorations, credits and other adjustments hereunder. The net amount of the Purchase Price, including the Earnest Money, due to Seller as shown on the settlement statement approved by Seller and Buyer in accordance with Section 6.7 shall be paid to Seller on the Closing Date.
7.4    Possession. Possession of the Property shall be delivered to Buyer on the Closing Date, subject only to the rights of Tenants, as tenants only, under the Leases and rights of other parties contained in the Permitted Exceptions and the Service Contracts that are being assumed by Buyer.
7.5    Closing Costs. Buyer and Seller shall each pay at Closing one-half of any escrow fees (not to exceed $500 per side) and customary closing fees of Escrow Agent. Buyer shall pay

(a) the costs to obtain the Survey, (b) the cost and premiums for any title insurance coverage except for the base premium for the owner’s policy and endorsements as stated in the next sentence, (c) the costs of all appraisals, engineering and environmental reports and feasibility and market studies which it may obtain, and (d) all recording fees to record the Deed. Seller shall pay (i) all transfer taxes, documentary stamps or similar taxes to record the Deed and (ii) the cost of the Title Commitment and the premium for the owner’s policy of title insurance in the amount of the Purchase Price, exclusive of any endorsements other than endorsements that are necessary to cure any title objections that Seller has elected or is required to cure under Section 2.4. Seller and Buyer shall each be responsible for paying their respective legal fees and costs.
7.6    Brokerage Commissions. Any brokerage commissions shall be paid as provided in Section 13 below.

8.	COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER.
8.1    Seller's Covenants. Seller covenants that from the Execution Date to the date preceding the Closing Date:
8.1.1    Operation and Management. Seller shall operate and manage the Property in substantially the same manner as it is now operated (including, without limitation, maintenance of substantially the same advertising and marketing programs for the Property in effect as of the date hereof). Seller shall maintain the Property substantially in its present condition and pursuant to Seller's normal course of business (but not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to ordinary wear and tear, damage by fire or other casualty and condemnation. Seller shall (a) comply with all laws, statutes, rules, regulations and ordinances applicable to the Property, (b) perform when due all of Seller’s obligations under the Leases, Service Contracts, and Permitted Exceptions and (c) keep in force its current property liability and business interruption insurance covering all buildings, structures, improvements, machinery, fixtures and equipment included in the Property.
8.1.2    Title. Seller shall not further encumber the Property or any portion thereof without the prior written consent of Buyer. Seller shall not (a) initiate or consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to the Property, (b) fail to pay in a timely fashion all proper bills for labor or services for work performed for or on behalf of Seller with respect to the Property, (c) sell, convey, assign, transfer, encumber or otherwise dispose of the Property or any part thereof or interest therein other than Personalty that is replaced in the ordinary course of business with similar quality items, or (d) market, initiate, solicit, continue or respond to any offers or negotiations related to the sale of the Property or any material portion thereof or interests therein.

8.1.3    Leases. Seller shall continue to lease apartment units at the Property at market rates and concessions consistent with its normal, current business practices. Under no circumstances may Seller enter into any new lease for a term of less than 6 months or more than 24 months.
8.1.4    Notices. Seller shall promptly (a) notify Buyer in writing of any litigation, arbitration, condemnation or administrative hearing before any court or governmental agency concerning Seller or the Property that is instituted after the date hereof, other than eviction or unlawful detainer actions that will be completed prior to Closing, (b) make available at the Property copies of all Leases, and provide to Buyer copies of all Service Contracts, in each case entered into or amended after the date hereof (subject to the terms of Section 8.1.3 and Section 2.6 above) and any documents or materials received by Seller from and after the Execution Date that would have been included in the Diligence Information if received prior to the Execution Date, (c) within two (2) Business Days after Seller’s receipt of request therefor, provide to Buyer an updated Rent Roll, (d) furnish to Buyer copies of all written communications received or given by Seller after the date hereof concerning any past or present release or threatened release of any Hazardous Materials in, on or under the Land or Improvements or any past or present violation of any Environmental Laws at the Land or Improvements, and (e) promptly give Buyer copies of all written notices received by Seller after the date hereof asserting any breach or default under the Leases or the Service Contracts or any violation of the Permitted Exceptions or of any laws, statutes, rules, regulations or ordinances applicable to the Property.
8.2    Seller's Representations and Warranties. Seller represents and warrants to Buyer the following as of the Execution Date and the Closing Date:
8.2.1    Entity and Authorization Matters. Each Seller is a limited liability company duly organized and validly existing under the laws of the State of its organization as stated in this Agreement and has full power and authority to execute and deliver this Agreement and perform all of its obligations under this Agreement. The person executing this Agreement on behalf of Seller has been duly authorized and empowered to bind such entity to this Agreement. This Agreement constitutes the valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, or other similar laws which affect the enforcement of creditors' rights generally.
8.2.2    No Conflict with or Breach of Other Agreements. Neither the execution and delivery of this Agreement, nor compliance with the terms of this Agreement, conflict with or result in a breach of any of the provisions of, or constitute a default under, any agreement to which Seller is a party or by which the Property may be bound, provided that this representation shall not apply to any Service Contracts or governmental permits or authorizations or similar items of Intangible Property that are not assignable by Seller (whether by their terms, at law or otherwise) without consent of a third party or as to which the failure to obtain same would not have a material adverse effect on the operation or value of the Property.
8.2.3    No Bankruptcy or Reorganization Proceedings. Seller has not filed any petitions for bankruptcy or reorganization and no such petitions have been filed against Seller.
8.2.4    Litigation. To Seller’s Knowledge, no legal or administrative litigation, investigation, action, proceeding or arbitration is pending or threatened, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality relating to Seller or the Property, other than (a) tenant eviction actions filed in the ordinary course of business and (b) matters disclosed in a written notice from Seller to Buyer after the Execution Date. Neither Seller nor any affiliate or agent of Seller has commenced any legal or administrative action or proceeding to contest or appeal the amount of real property taxes or assessments levied against the Property or the assessed value of the Property for real property tax purposes.
8.2.5    Leases. The Rent Roll attached hereto as Schedule 8.2.5 is, and each updated Rent Roll provided after the date hereof will be, accurate and complete in all material respects as of the date thereof (each a “Rent Roll”) and reflects all Leases in effect as of such date. There are no persons leasing, using or occupying the Land or Improvements except the tenants under the Leases and vendors under the Service Contracts. Except as set forth on the applicable Rent Roll, to Seller’s Knowledge, (a) the Leases are in full force and effect, and the full current rent is accruing thereunder, (b) no monthly rent has been paid more than one (1) month in advance and no security deposit or prepaid rent has been paid, (c) no concession, moving or relocation allowance or credit, or other payment or credit of any kind is presently owed, or will or could become due and payable, to any Tenant under the Leases, and (d) Seller has received no written notice from any tenant under the Leases claiming any breach or default by Seller under any of the Leases that is not included in the applicable lease file that has been made available to Buyer. Seller has (and can convey at Closing) good title to the Leases, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever, other than liens, encumbrances and security interests that will be terminated at or prior to Closing.
8.2.6    Service Contracts. To Seller’s Knowledge, Schedule 8.2.6 is a true, correct and complete list of all Service Contracts affecting the Property.
8.2.7    Compliance With Law. To Seller’s Knowledge, the Property does not violate (a) in any material respect any federal, state, municipal or other governmental statutes, ordinances, or other legal requirements, and (b) in any respect any Environmental Laws except to the extent disclosed in any of the Diligence Information. To Seller’s Knowledge, Seller has received no written notice from any insurance broker, agent or underwriter that any noninsurable condition exists in, on or about the Land or Improvements.
8.2.8    Personalty. Seller has (and can convey at Closing) good title to the Personalty, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever, other than liens, encumbrances and security interests that will be terminated at or prior to Closing.
8.2.9    Non-Foreign Status. Seller is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto.
8.2.10    OFAC & Executive Order. Seller is: (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the "List"), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person (as defined below). The term "Embargoed Person" means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.
8.3    To Seller's Knowledge. The phrase “to Seller's Knowledge” and words of similar import shall mean the actual, current knowledge of Lane Shea, the representative of Seller with knowledge of the operations of the Property, without any independent investigation and does not include any imputed or constructive knowledge that may be attributed to such individual. Such individual shall have no personal liability under this Agreement.
8.4    Survival. The representations and warranties of Seller contained in this Agreement and covenants set forth in Section 8.1 of this Agreement shall survive the Closing Date and the recordation of the Deed for a period of nine (9) months, at which time they will be deemed to be merged into and superseded by the Closing Documents.
8.5    Limitations. Notwithstanding anything in this Agreement to the contrary, Seller's liability for breaches of the foregoing representations and warranties and covenants set forth in Section 8.1 discovered by Buyer after Closing is subject to the following limitations:

8.5.1    Filing of Claim. Any claim by Buyer against Seller for a breach of a representation or warranty or covenant set forth in Section 8.1 must be brought by judicial action within nine (9) months following the Closing Date.
8.5.2    Actual Knowledge. If Buyer proceeds with Closing despite having the right to terminate this Agreement on account of any breach of a representation or warranty or covenant by Seller as to which Buyer has actual knowledge of before Closing, Buyer shall have no claim for any such breach of a representation or warranty or covenant, and, by proceeding with Closing as aforesaid, Buyer shall be deemed to have waived any and all claims based on or resulting from such representations and warranties and not being true and correct or such covenants being breached.
8.5.3    Threshold Amount. Buyer shall have no recourse against Seller until the aggregate claims for breach of any of Seller's representations or warranties or covenants under this Agreement exceed $10,000.00 (“Threshold Amount”). Once the Threshold Amount has been reached as to any one or more matters in the aggregate, Buyer shall be entitled to recourse against Seller for the dollar value of all aggregate claims in excess of the Threshold Amount.
8.5.4    Aggregate Liability. Seller’s aggregate liability to Buyer after Closing for a breach of Seller’s representations and warranties or covenants made under this Agreement, or for any other reason, shall in no event exceed $1,000,000.00.
8.5.5    No Liability for Consequential or Punitive Damages. In no event shall Seller be liable to Buyer under this Agreement for special, incidental or consequential damages or for punitive or exemplary damages.

9.	BUYER'S COVENANTS, REPRESENTATIONS AND WARRANTIES.
Buyer represents and warrants to Seller the following as of the Execution Date and the Closing Date:
9.1    Entity and Authorization Matters. Buyer is duly organized and validly existing under the laws of the State of its organization and has full power and authority to execute and deliver this Agreement and perform all of its obligations under this Agreement. The person executing this Agreement on behalf of Buyer has been duly authorized and empowered to bind Buyer to this Agreement. This Agreement constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, or other similar laws which affect the enforcement of creditors' rights generally.
9.2    No Conflict with or Breach of Other Agreements. Neither the execution and delivery of this Agreement, nor the incurrence of the obligations herein set forth, nor the consummation of the transactions provided for herein, nor compliance with the terms of this Agreement, conflict with or result in a breach of any of the provisions of, or constitute a default under, any agreement to which Buyer is a party.
9.3    OFAC & Executive Order. Buyer is: (i) not currently identified on the List, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an Embargoed Person.
9.4    Survival. The representations and warranties of Buyer shall survive the Closing Date and the recordation of the Deed for a period of nine (9) months, and shall terminate except to the extent Seller has commenced judicial action within said nine (9) months. If Seller proceeds with Closing despite having the right to terminate this Agreement on account of any breach of a representation or warranty by Buyer as to which Seller has actual knowledge of before Closing, Seller shall have no claim for any such breach of a representation or warranty, and, by proceeding with Closing as aforesaid, Seller shall be deemed to have waived any and all claims based on or resulting from such representations and warranties and not being true. Seller shall have no recourse against Buyer until the aggregate claims for breach of any of Buyer’s representations or warranties or covenants under this Agreement the Threshold Amount. Buyer’s aggregate liability to Seller after Closing for a breach of Buyer’s representations and warranties made under this Agreement, or for any other reason, shall in no event exceed $1,000,000.00. In no event shall Buyer be liable to Seller under this Agreement for special, incidental or consequential damages or for punitive or exemplary damages.

10.	CONDITION OF THE PROPERTY.
10.1    As Is Conveyance. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN OR IN ANY CLOSING DOCUMENTS, BUYER ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY SELLER OR ANY AGENT OR EMPLOYEE THEREOF REGARDING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ITS PHYSICAL CONDITION, ITS SUITABILITY FOR ANY PARTICULAR PURPOSE, ITS COMPLIANCE WITH LAWS, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, OR THE ABSENCE OF HAZARDOUS SUBSTANCES THEREUPON, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AND IN ANY CLOSING DOCUMENTS. OTHERWISE, BUYER SHALL ACCEPT THE PROPERTY IN ITS “AS IS”, “WHERE IS”, “WITH ALL FAULTS” CONDITION, AND SELLER HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXPRESS OR IMPLIED.
BUYER ACKNOWLEDGES THAT IT IS A SOPHISTICATED REAL ESTATE INVESTOR WHO SHALL HAVE HAD, AS OF THE CLOSING DATE (AND PROVIDED THAT SELLER IS NOT IN DEFAULT OF ITS OBLIGATIONS UNDER THIS AGREEMENT RELATING TO PROVIDING ACCESS TO THE PROPERTY AND DILIGENCE INFORMATION AND OTHER DOCUMENTS/INFORMATION TO BUYER) OPEN ACCESS TO, AND SUFFICIENT TIME TO REVIEW, ALL INFORMATION, DOCUMENTS,

AGREEMENTS, STUDIES AND TESTS RELATING TO THE PROPERTY THAT BUYER ELECTS TO CONDUCT, AND TO CONDUCT ANY INSPECTION, ANALYSIS AND EVALUATION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL ISSUES, IF ANY, THAT BUYER ELECTS TO CONDUCT AND TO RECEIVE AND REVIEW SUCH INFORMATION AS BUYER SHALL REQUIRE IN THE COURSE OF ITS INVESTIGATION.
The term “Environmental Laws” means any and all federal, state and local, statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities, as may presently exist, or as may be amended or supplemented, or hereafter enacted, relating to the presence, release, generation, use, handling, treatment, storage, transportation or disposal of Hazardous Materials, or the protection of the environment or human, plant or animal health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 , as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. § 9601), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material(s) (as defined below). The term “Hazardous Material(s)” includes, without limitation, any hazardous or toxic material, substance, irritant, chemical, or waste, including without limitation (a) any material defined, classified, designated, listed or otherwise considered under any Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substance,” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment, (b) any material, substance or waste which is toxic, ignitable, corrosive, reactive, explosive, flammable, infectious, radioactive, carcinogenic or mutagenic, and which is or becomes regulated by any local governmental authority, any agency of the State of Georgia or any agency of the United States Government, (c) asbestos, (d) oil, petroleum, petroleum based products and petroleum additives and derived substances, (e) urea formaldehyde foam insulation, (f) polychlorinated biphenyls (PCBs), (g) freon and other chlorofluorocarbons, (h) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, and (i) lead-based paint.

11.	CASUALTY AND CONDEMNATION.
11.1    Risk of Loss. Except as stated in this Agreement, Seller shall bear all risk of loss or damage to the Property from all causes until the Closing; provided, however, Seller shall have no obligation to repair such loss or damage.

11.2    Option to Terminate. Except as stated in Section 11.4, if before Closing: (a) any portion of a Property is destroyed by fire, the elements or by any other casualty (a “Casualty”), or (b) any portion of a Property is taken by eminent domain or made the subject of condemnation proceedings (a “Taking”), Seller shall give Buyer prompt written notice thereof and, in the event that the same affects a “material portion” of the Property (as hereinafter defined), Buyer may elect, by written notice to Seller within ten (10) business days after Buyer has received written notice of such event from Seller (and the Closing Date shall be extended for two (2) business days after the expiration of such termination election period, if applicable), to terminate this Agreement without further liability, except for obligations set forth in this Agreement that expressly survive termination. If before Closing a portion of a Property is destroyed by a Casualty (which is not a “material portion”) or a Taking occurs (which does not affect a “material portion” of a Property), Buyer shall proceed to Closing subject to the provisions of Section 11.3. For the purposes of this Section 11, a “material portion” of a Property shall mean (i) any portion of such Property valued at more than $750,000.00 or which would require $750,000.00 or more to repair, and (ii) with respect to a Taking only, any portion which affects access to or parking upon such Property solely to the extent an existing access point is closed or such remaining parking is not in compliance with applicable ordinances as in effect as of the date of such Taking. If Buyer elects to terminate this Agreement as aforesaid, Escrow Agent will pay the Earnest Money to Buyer, and thereafter neither Seller nor Buyer shall have any further rights or obligations hereunder, except for obligations or provisions set forth in this Agreement that expressly survive termination.
11.3    Failure to Terminate. If any portion of the Property is destroyed by a Casualty or a Taking occurs, and this Agreement is not terminated pursuant to Section 11.2, then at the Closing the following shall occur:
11.3.1    Credit of Award or Proceeds. Seller shall credit on account of the Purchase Price the amount, as applicable, of all condemnation awards actually received by or on behalf of Seller or any sums of money collected by or on behalf of Seller (whether retained by Seller or paid directly to a holder of any lien on the Property) under its policies of insurance or renewals thereof insuring against the loss in question to the extent same have not been expended for the purpose of restoration or repair of the Property (provided however that Seller agrees that such restoration or repair expenditures shall not exceed $10,000 without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned, or delayed; provided that the foregoing limit shall not apply to any expenses incurred in connection with emergency repairs as reasonably determined by Seller).
11.3.2    Assignment of Future Awards. In the case of a Taking, Seller shall assign, transfer and set over to Buyer all of Seller's right, title and interest in and to (a) such claims and further sums payable thereunder, and (b) any awards that may be made with respect to any pending or future condemnation proceeding.

11.3.3    Assignment of Casualty Insurance Proceeds. In the case of a Casualty, Buyer shall have the sole right to adjust the applicable claim and Seller shall also assign, transfer and set over to Buyer all of Seller's right, title, and interest in and to the proceeds of any casualty insurance policies payable to Seller and rental insurance policy payable to Seller with respect to the period from and after Closing; provided however that if Seller’s insurer does not permit the assignment to Buyer of Seller's rights to any payments which may be payable subsequent to the Closing Date under any applicable insurance policy or policies in effect with respect to the Property, Buyer shall instead receive a credit for such amounts.
11.3.4    Credit Deductible. In the case of a Casualty, Seller shall credit against the Purchase Price the amount of any deductible under its insurance policy, but not to exceed the amount required to fully repair or replace the portion of the Property damaged or destroyed.
The provisions of this Section 11 shall survive Closing.

12.	DEFAULT AND REMEDIES.
12.1    Buyer's Default. If Buyer defaults under this Agreement in any material respect (including a material breach of its representations and warranties hereunder), and such default continues for three (3) business days after Buyer’s receipt of written notice from Seller of such default or breach (provided however, that no notice or cure period shall be available for Buyer’s failure to deposit the remainder of the Purchase Price or deliver any applicable Closing Documents to Escrow Agent on the Closing Date), Seller may, as its sole and exclusive remedy, elect to terminate this Agreement, and the Earnest Money shall be forfeited by Buyer and retained on behalf of Seller as liquidated damages, and both parties shall thereafter be released from all further obligations under this Agreement except as otherwise provided herein. Buyer and Seller acknowledge that Seller's damages would be difficult or impossible to determine in the event of Buyer's failure to perform its obligations under this Agreement and that the Earnest Money is a reasonable estimate of such damages. The Earnest Money shall, therefore, be liquidated damages to Seller in the event of such a default.
12.2    Seller's Default. If Seller defaults under this Agreement in any material respect (including a material breach of its representations and warranties hereunder), and such default continues for three (3) business days after Seller’s receipt of written notice from Buyer of such default (provided however, that no notice or cure period shall be available for Seller’s failure to deliver any applicable Closing Documents to Escrow Agent on the Closing Date), Buyer may elect either:
(i)    to be paid the Earnest Money and all interest earned thereon, and recover from Seller any and all Buyer’s Costs (as hereinafter defined) up to a maximum amount of $100,000.00, and thereafter terminate this Agreement, in which event neither Buyer nor Seller shall have any further liability hereunder except as to any provision which expressly survives such termination; provided, however, if the remedy of specific performance is not available to Buyer because Seller has conveyed the Property to another party, then Seller shall pay to Purchaser, in addition to the maximum Buyer’s Costs set forth above, up to $700,000.00 of any non-refundable rate lock or spread lock fees actually paid by Buyer to its lender not more than three (3) Business Days before the scheduled Closing Date; or
(ii)    to maintain this Agreement in full force and effect and bring suit for specific performance or injunctive relief within sixty (60) days after the Closing Date.
Buyer expressly waives all other remedies for a default by Seller before Closing, including suit for damages. If Buyer does not bring suit within sixty (60) days after the Closing Date, Buyer shall be deemed to have elected option (i) above.
For purposes of this Agreement, “Buyer’s Costs” shall mean the actual expenses incurred by Buyer and paid (A) to Buyer’s attorneys (including in-house attorneys) in connection with the negotiation of this Agreement or the proposed purchase of the Property, (B) to third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to this Agreement or the Access Agreement, and (C) to any potential lender in connection with any proposed financing of the Property. The obligations under this Section12 shall survive termination.

13.	BROKERAGE COMMISSIONS AND AGENCY DISCLOSURE.
Seller represents and warrants to Buyer that Seller has not incurred, and shall not have incurred as of the Closing Date, any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated in this Agreement other than to Jones Lang LaSalle, to whom Seller shall pay a commission at Closing pursuant to a separate agreement. Buyer represents and warrants to Seller that Buyer has not incurred, and shall not have incurred as of the Closing Date, any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated in this Agreement. Seller and Buyer hereby agree to defend, indemnify and hold harmless the other from and against any and all claims of any person claiming a brokerage fee or commission through the indemnifying party. The provisions of this Section 13 shall survive Closing or termination of this Agreement.

14.	MISCELLANEOUS.
14.1    Entire Agreement. This Agreement supersedes all prior discussions, agreements and understandings between Seller and Buyer and constitutes the entire agreement between Seller and Buyer with respect to the transaction herein contemplated. This Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.
14.2    Waiver. Each party hereto may waive any breach by the other party of any of the provisions contained in this Agreement or any default by such other party in the observance or performance of any covenant or condition required to be observed or performed by it contained herein; PROVIDED, ALWAYS, that such waiver or waivers shall be in writing, shall not be construed as a continuing waiver, and shall not extend to or be taken in any manner whatsoever to affect any subsequent breach, act or omission or default or affect each party's rights resulting therefrom. No waiver will be implied from any delay or failure by either party to take action on account of any default by the other party. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.
14.3    Notices. All notices under this Agreement must be in writing and shall be sufficiently given (a) when transmitted via telecopy to the telecopy number set forth below or via e-mail at the addresses below, provided the sender of such facsimile or e-mail has reasonable evidence that the facsimile or e-mail was received by the addressee’s machine on the date sent, in which case the notice shall be deemed delivered on the date of receipt by the addressee’s machine, (b) the day following the day on which the same has been delivered prepaid to a national overnight courier service addressed as set forth below, or (c) the third business day following the day on which the same is sent by registered or certified mail, postage prepaid, addressed as set forth below or at such other address as may be given by any party to the other pursuant to this Section 14.3:

To Seller:	Harbor Group International, LLC 999 Waterside Drive, Suite 2300 Norfolk, Virginia 23510 Attn: T. Richard Litton, Jr. Facsimile: (757) 640-0817
E-mail: Richard@harborg.com

With a copy to:	Williams Mullen Dominion Tower, Suite 1700 999 Waterside Drive Norfolk, Virginia 23510 Attn: Lawrence H. Bryant Facsimile: (757) 629-0660
Email: lbryant@williamsmullen.com

To Buyer:    Steadfast Asset Holdings, Inc.
18100 Von Karman Ave., Suite 500
Irvine, CA 92612
Attn: Ana Marie del Rio, Esq.
Facsimile: 949/852-0143
E-mail: AnaMarie.delRio@steadfastco.com

With a copy to:    Christina M. Graham
Partner
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, Georgia 30326
Direct: 404.504-7652
Fax: 404.365.9532
E-mail: cgraham@mmmlaw.com

To Escrow Agent:	Madison Title Agency, LLCP
1125 Ocean Avenue
Lakewood, NJ 08701
Attn: Chava Halberstadt
Facsimile: (732) 333-2258
E-mail: chava@madisoncres.com
14.4    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as provided in Section 14.15, this Agreement may not be assigned by Buyer without the prior written consent of Seller; provided that without the consent of Seller, but upon written notice to Seller, Buyer may assign its interest in this Agreement to one or more entities affiliated with Buyer or with Steadast Apartment REIT, Inc.
14.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. To the fullest extent permitted by applicable law, the parties absolutely and irrevocably waive any right to trial by jury in any action or proceeding between them.
14.6    No Third Parties Benefited. Except as expressly stated in this Agreement, the parties do not intend to confer any benefit on any person, firm, or corporation other than the parties to this Agreement, and their respective successors and permitted assigns.
14.7    Legal Fees. If either party fails to perform any of its obligations under this Agreement or if a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable legal fees.
14.8    Construction. If any provision of this Agreement or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.
14.9    Time of Essence. Time is of the essence of this Agreement and each and every term and provision hereof. Notwithstanding the foregoing, in the event the date on which performance or payment of any obligation of a party required hereunder is other than a business day, the time for payment or performance shall automatically be extended to the first business day following such date. A “business day” shall mean any day not a Saturday, Sunday, a legal holiday on which banking institutions in the State where the Property is located or the State of California are authorized or required by law to close, or on the following dates which are restricted Jewish holidays: March 5, April 4 through 11, and May 24 and 25, 2015.

14.10    Confidentiality. Buyer covenants and agrees that: (a) all information provided to it by Seller in connection with the Property (the “Proprietary Information”) or resulting from Buyer's inspections of the Property and review of the Proprietary Information which is not already public information or which subsequently becomes public information through no fault or action of Buyer will be held in confidence by Buyer and Buyer’s agents, and (b) Buyer will return all Proprietary Information to Seller if the transaction contemplated by this Agreement is not consummated. Notwithstanding the foregoing, Buyer may (i) share its information on a need-to-know basis with its consultants, accountants, attorneys and potential equity and financing sources so long as such information is delivered to such parties on the condition of confidentiality consistent with the requirements of this paragraph, and (ii) make disclosure in response to or in connection with any legal process or otherwise required by law to be made. Seller and Buyer further covenant and agree that neither of them will issue any press releases regarding the Property or the transaction contemplated herein that identifies the other party without the prior consultation and express written approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, Seller hereby acknowledges and agrees that Buyer and Buyer’s agents may communicate with any governmental authority or quasi-governmental authority for the purpose of gathering information in connection with the Property, Seller, or the transaction contemplated by this Agreement as set forth in Section 2.3.1.
14.11    Counterparts. This Agreement may be executed in counterparts and all counterparts shall together constitute one and the same agreement of the parties. This Agreement and any subsequent amendment hereto may be delivered either by a party or its counsel by facsimile machine or by PDF document via email to the other party or its counsel and the signatures so transmitted constitute original signatures and are binding on the party so signing.
14.12    Exhibits. All Exhibits and Schedules referenced in this Agreement are attached hereto and incorporated as part of this Agreement and shall have the same meaning as if they were incorporated fully within the text of this Agreement.
14.13    Limitation of Liability. No obligation or liability of Seller or Buyer hereunder shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of its shareholders, partners, members, trustees, officers, employees, or agent, regardless whether such obligation or liability is in the nature of contract, tort, or otherwise, and all such obligations and liabilities shall be satisfied, if at all, out of such party’s assets only.
14.14    Execution Date. The “Execution Date” shall mean the date upon which the last of Seller and Buyer has executed this Agreement and delivered a fully executed copy to the other.
14.15    Tax-Deferred Exchange. Buyer and Seller acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like kind property within the meaning of Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that (a) the cooperating party shall not be required to acquire or take title to any exchange property, (b) the cooperating party shall not be required to incur any expense or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs including attorneys’ fees incurred with respect to the exchange, (c) no substitution of the effectuating party shall release said party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor, (d) the effectuating party shall give the cooperating party at least two (2) business days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow, (e) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, “Exchange Documents”) required by the exchange, at its sole cost and expense, (f) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction, and (g) the election to effect such an exchange shall not delay Closing. The effectuating party shall indemnify and hold the cooperating party harmless and defend the cooperating party from any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs) of any kind and nature in connection with such exchange or with cooperating party’s cooperation hereunder to accomplish such exchange. The terms of this Section 14.15 shall survive Closing or any earlier termination of this Agreement.
14.16    Record Access and Retention. Seller shall promptly provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer reasonable access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years. Buyer shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Buyer, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Seller shall maintain its records for use under this Section 14.16 for a period of not less than two (2) years after the Closing Date. In no event shall Seller be obligated to deliver any Excluded Documents to Buyer. The provisions of this Section shall survive Closing.

(Signature Lines On Next Page)

WITNESS the following signatures:

SELLER:

PRESTON HILLS GARDENS ASSOCIATES, LLC,
a Delaware limited liability company

By:	Preston Hills Managing Co., LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ T. Richard Litton, Jr.
T. Richard Litton, Jr.
Vice President

RIVERSIDE REALTY PRESTON HILLS, LLC,
a Delaware limited liability company

By:	Riverside Preston Hills Managing Co., LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ T. Richard Litton, Jr.
T. Richard Litton, Jr.
Vice President

Date: January ___, 2015

BUYER:

STEADFAST ASSET HOLDINGS, INC.
a California corporation

By:	/s/ Ana Marie del Rio
Name:	Ana Marie del Rio
Title:	Vice President

January ___, 2015

ESCROW AGENT SIGNATURE PAGE

The undersigned hereby executes the Agreement to which this signature page is attached for the purpose of confirming its agreement to be bound by the provisions of the Agreement regarding the Earnest Money and closing procedures including, without limitation, Section 2.2 of the Agreement.

ESCROW AGENT:

MADISON TITLE AGENCY, LLC

By:	/s/ Samual M. Shiel
Name:	Samual M. Shiel
Title:	Director National Dept.

List of Schedules and Exhibits

Schedule 1	Legal Description of Land
Schedule 1.3	List of Personalty
Schedule 2.3	List of Diligence Information
Schedule 8.2.5	Rent Roll for Property
Schedule 8.2.6	List of Service Contracts for Property

Exhibit A:	Bill of Sale
Exhibit B:	Assignment and Assumption of Leases
Exhibit C:	Assignment and Assumption of Contracts
Exhibit D	Deed
Exhibit E	Tenant Notice Letter

SCHEDULE 1
Legal Description of Land
SEE ATTACHED

EXHIBIT "A"

All that tract or parcel of land lying in Land Lots 146, 147 and 174 of the 7th District, Gwinnett County, Georgia, being more particularly described as follows:

To find the true place or point of beginning, begin at an iron pin found at a corner common to Land Lots 146, 147, 174 and 175; thence along the land lot line common to Land Lots 146 and 147 S 31°02'14" E, 52.92 feet to a 3/4 inch open top pipe found, said point being the True Place or Point of Beginning.

From the point of beginning continue thence along said land lot line common to Land Lots 146 and 147, S 31°02'14" E, 1035.79 feet; thence S 31°02'18" E, 28.38 feet to an iron pin set; thence leaving said land lot line, N 52°31'00" E, 102.82 feet to a point of curvature of a curve to the right; thence along said curve in a northeasterly direction having a radius of 731.00 feet, a length of 83.96 feet and a chord of 83.92 feet, bearing N 55°48'26" E; thence N 59°05'51" E, 104.55 feet to the point of curvature of a curve to the right; thence along said curve in a northeasterly direction having a radius of 175.00 feet, a length of 45.53 feet and a chord of 45.40 feet bearing N 66°33'04" E to a point of compound curvature of a curve to the right; thence along said curve in a northeasterly direction having a radius of 299.00 feet, a length of 27.28 feet and a chord of 27.27 feet bearing N 76°37'06" E; thence N 79°13'56" E, 27.15 feet; thence N 66°19'55" E, 205.03 feet to an iron pin set located on the southwesterly right of way of Georgia State Road 20 (a/k/a/ Buford Drive, right of way varies); thence along the said right of way of Georgia State Road 20, S 12°09'12" E, 122.67 feet to an iron pin set and a point on a curve to the left; thence leaving the said right of way along said curve in a northwesterly direction having a radius of 20.00 feet, a length of 31.43 feet and a chord of 28.30 feet bearing N 57°10'05" W; thence S 77°49'48" W, 186.04 feet to a point of curvature of a curve to the left; thence along said curve in a southwesterly direction having a radius of 395.00 feet, a length of 121.50 feet and a chord of 121.03 feet bearing S 69°01'04" W; thence S 47°32'23" W, 156.47 feet; thence S 52°31'00" W, [illegible]0.12 feet to an iron pin set located on the land lot line common to Land Lots 146 and 147; thence along said land lot line S 31°02'18" E, 292.35 feet to an iron pin set; thence leaving said land lot line, S 59°41'30" W, 1,481.63 feet to an iron pin found; thence

N 30°44'41" W, 684.22 feet to an iron pin found; thence
N 30°44'41" W, 82.25 feet to an iron pin set; thence
N 58°21'47" W, 36.57 feet to an iron pin set; thence
N 31°42'04" E, 391.20 feet to an iron pin set; thence
N 30°40'17" W, 284.41 feet to an iron pin set; thence
N 59°12'03" E, 309.75 feet to an iron pin set; thence
S 83°00'10" E, 116.09 feet to an iron pin set; thence
N 30°36'19" E, 190.77 feet to an iron pin found; thence
N 61°43'38" E, 26.97 feet to an iron pin found; thence
N 40°14'32" E, 43.07 feet to an iron pin found; thence
N 18°39'23" E, 283.55 feet to an iron pin set; thence
N 27°37'48" E, 68.07 feet; thence

S 60°03'09" E, 108.75 feet; thence
N 57°10'52" E, 181.00 feet to a point located on the land lot line common to Land Lots 146 and 147, said point being the true place or point of Beginning.

1.

SCHEDULE 1.3
List of Personalty

SEE ATTACHED LIST

[INTENTIONALLY OMITTED]

1.3

SCHEDULE 2.3
List of Diligence Information
To be provided ONLY to the extent the same are in the possession or control of, or are reasonably available, to Seller

	CONSTRUCTION / REHABILITATION	Delivered (Date)	Not applicable to Property	Not available to Seller
1	Plans & Specifications: Site plan and most current civil, landscape, architectural, structural mechanical, electrical and fire protection plans, including elevations (available onsite for review)
2	Construction contracts, if any, including for all work completed in past 3 years
3	N/A
4	Detailed unit-by-unit list of upgraded vs. non-upgraded units (if applicable)
5	Warranties in effect, if any (construction, roof, mechanical equipment, etc.)
6	Copies of all licenses, permits, and governmental approvals, including business license
7	Certificate(s) of Occupancy for all buildings
8	N/A
9	Copies of all governmental correspondence or notices pertaining to the property, including but not limited to building code, health code, zoning and fire code,
10	Maintenance records/work orders, including water intrusion log, for past 12 months
11	N/A
FINANCIAL
1	Monthly operating statements, YTD & 3-year historical (income statements)
2	Year-end financial statements: Trailing-12 past 3 years
3	Operating budget, current year
4
Tax bills: Real Property and Personal Property bills and Assessment notices, current and past 3 years, with proof of payment (including special assessments or districts and all documentation concerning appeals)

5
Utility bills for any master-metered utility expenses and any resident unit utilities paid by the Property, monthly YTD and past calendar year (access to utility billing site is preferred, if applicable)

6	List of utilities paid by Owner/Residents and list of account numbers
7	N/A
8	Security deposit/resident ledgers, current
9	Name and version of accounting software
10	N/A
11	N/A

2.3

12	REIT Property Services Questionnaire (form for completion to be provided upon request from buyer)
13	General Ledger, prior year, most recent quarter-end and YTD (in Excel format)
14	Trial Balance, prior year, most recent quarter-end and YTD (in Excel format)
15	Bank Statements and Reconciliations, past 12 months
16	N/A
17	Check Register, prior year, most recent quarter-end and YTD
18	Accounts Payable Aging Detail, prior year, most recent quarter-end and YTD
19	Aged Delinquency Report (showing total rent outstanding)
20
Rent and expense selections, prior year, most recent quarter-end and YTD (25 respective selections to be made by Buyer’s independent REIT 3-14 auditors based upon items received for #13-17 above upon request from buyer)

21	Payroll information sufficient to satisfy audit requirement to the extent available from seller’s payroll provider upon request from auditor.
MANAGEMENT/LEASING/OPERATIONS
1	Monthly rent rolls to 6/13, 12/13, 6/14, 12/14, current
2	N/A
3	Occupancy history, monthly for past 3 years and current YTD
4
Current leases for all tenants with all available tenant correspondence files, including amendments/letters/agreements/default notices given or received, with all historical litigation pleadings, if any (access to electronic lease files is preferred, if applicable) (available onsite)

5	Access to lease files including availability to copy lease selection items as requested from auditor.
6	Current form of lease with all addenda
7	N/A
8	N/A
9	Current staff list (names, titles, hire dates, salary, unit info, hours per week, list of benefits, commissions offered, if any)
10	N/A
11	N/A
12	N/A
13	Inventory of personal property on site, including items such as furniture, supplies, appliances
14	Property brochure
15	Amenity Report (listing amenities per unit type, with any adjustment in rent)
16	List of all active vendors utilized at the property (name, function, contact information)
17	Copies of all operating and management service contracts, including but not limited to:
a. Advertising (including any apt. locator services & pay-per-lease agreements)

2.3

b. Alarm monitoring (including any firm alarm & security cameras)
c. Cable/TV (including any revenue sharing programs); if none, please indicate so in writing
d. Elevator
e. Equipment leases (such as copier, postage machines, key control systems)
f. Fire extinguisher (including any fire sprinkler systems)
g. Furniture rental
h. HVAC
i. Internet (including any leased equipment such as modems and firewalls
j. Janitorial services (including any uniform cleaning services)
k. Landscaping (including any pond/lake maintenance and snow removal)
l. Laundry
m. Pest control (including any termite contracts)
n. Phone (landlines, cell phones, pagers, answering service)
o. Pool (maintenance, emergency phone, etc.)
p. Property management agreement; indicate whether entity is related party for disclosure purposes
q. Security (including any on-site courtesy officer arrangements)
r. Trash (including recycling programs); Also a copy of the most recent invoice
s. Revenue Sharing (such as vending machines, pay phones)
t. Collection Recovery
u. Credit/application verification
v. Training programs (including any safety training materials and/or Safety Plan)
w. Software (including any property management software such as OneSite, Yardi, etc.)
x. Common Area Services (such as office cleaning, dog waste removal, etc.)
y. Utility Billing by Third Party
z. Gate/Access Systems (including software for programming access cards/remotes)
aa. Towing/Parking Services
bb. Website Domain (including any website hosting)
cc. Boiler Maintenance and Water Treatment
PHYSICAL ITEMS
1	N/A
2	N/A
3	N/A
4	Unit floor plans with sq. footage
5	N/A
6	N/A

2.3

7	Current insurance certificates: Evidence of Commercial Property Insurance and Certificate of Insurance
8	Insurance loss run history, past 3 years and YTD (property & general liability)
9	N/A
10	All existing third party reports, including, but not limited to:
a. Certified, as-built ALTA Survey
b. N/A
c. Asbestos
d. Lead-Based Paint Report
e. N/A
f. Mold
g. Phase I Environmental
h. N/A
i. Operations & Maintenance (O&M) Plans, if any
j. Radon
k. Soils/Geotechnical
l. Termite
m. Fire/Life Safety Inspection Report (current)
TITLE AND AGREEMENTS
1	Existing owner’s title insurance policy AND current title insurance commitment and all documents referenced therein
2	Zoning: any reports, compliance letters, maps, ordinances, amendments, CC&R’s, special use permits, etc.
3	Pending litigation summary and copies of all pleadings, if applicable
4	Governmental Agreements: Any city or county development agreements, bonds, tax increment financing agreements, municipal utility agreements, etc.
5	Condo / Association documents, if applicable (articles of incorporation, bylaws, CC&R’s, Declaration of Horizontal Regime, budgets, material notices, rules and regulations, etc.)
6	Development Agreements: Any development agreements or restrictions with any private party
7	Access Agreements: Any agreements for shared roadways, driveways or other access
8	Amenities Agreements: Any reciprocal easement agreements or shared used agreements for any amenities
9	Other Agreements: Any agreements that will be binding on the property after closing or that provide any material benefit to or obligation on the property

2.3

SCHEDULE 8.2.5
Rent Roll for Property

SEE ATTACHED LIST
[INTENTIONALLY OMITTED]

8.2.5

SCHEDULE 8.2.6
List of Service Contracts

SEE ATTACHED LIST
[INTENTIONALLY OMITTED]

8.2.6

EXHIBIT “A”

BILL OF SALE

THIS BILL OF SALE is made by the undersigned, __________________________, LLC, a __________ limited liability company (“Seller”), in favor of and to ___________________, a _______________ limited liability company (“Buyer”).
WHEREAS, Seller, as seller, and Buyer, as buyer (by assignment from Steadfast Asset Holdings, Inc.), entered into that certain Agreement of Purchase and Sale dated as of ______________, 2015 (the “Agreement”), pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to acquire from Seller, among other things, Seller’s ownership interest in the land legally described on Exhibit A attached hereto and all of Seller’s right, title and interest in the building located at such parcel commonly known as _________________(the “Property”), including Seller’s interest in certain real and personal property related thereto;
WHEREAS, as part of the acquisition transaction contemplated by the Agreement, Seller is to sell, convey, and transfer to Buyer, by bill of sale, the Personalty (as defined in the Agreement) and the Intangible Property (as defined in the Agreement).
NOW, THEREFORE, pursuant to the Agreement, and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller by these presents does GIVE, GRANT, CONVEY, ASSIGN, TRANSFER, BARGAIN, SELL, REMISE, RELEASE, ALIENATE, SET OVER, and CONFIRM, unto Buyer, its successors and assigns, forever, as an entirety, all of Seller’s right, title, and interest, if any, in and to (a) the Personalty, including without limitation those items listed on attached Exhibit B; and (b) the Intangible Property (as defined in the Agreement).
Except as otherwise expressly provided in the Agreement, Seller makes no representations or warranties whatsoever, regarding said Personalty or the Intangible Property, including, without limitation, any representations or warranties related to quality, merchantability or fitness for a particular purpose, except that Seller represents and warrants title to the Personalty and Intangible Property and warrants that the Personalty and the Intangible Property are free and clear of all liens and encumbrances.
In the event of any conflict or inconsistency between the terms hereof and the terms of the Agreement, the terms of the Agreement shall govern and control. Without limitation of the foregoing, all limitations on liability expressly set forth in the Agreement shall apply to this Bill of Sale and the liabilities of Seller hereunder.

A-2

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized officer this ____________ day of ______________________, 2015.

SELLER:

__________________________, LLC,
a ______________ limited liability company

By: __________________ Managing Co., LLC,
          a _____________ limited liability company,
          its Manager

By:
      T. Richard Litton, Jr., Vice President

A-2

EXHIBIT A TO BILL OF SALE
LEGAL DESCRIPTION

EXHIBIT B TO BILL OF SALE

INVENTORY OF PERSONALTY

Exhibit “B”
ASSIGNMENT AND ASSUMPTION OF LEASES
THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is made and entered into as of ___________________, 2015, by and between __________________, a __________________ (“Assignor”), and ________________, a ________ _____________ (“Assignee”).
Recitals
A.    Assignor, as seller, and Assignee, as buyer (by assignment from Steadfast Asset Holdings, Inc.), entered into that certain Agreement of Purchase and Sale dated as of ______________, 2015 (the “Agreement”), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to acquire from Assignor, among other things, Assignor’s ownership interest in the land legally described on Exhibit A attached hereto and all of Assignor’s right, title and interest in the building located at such parcel commonly known as _____________________(the “Property”), including Assignor’s interest in certain leases related thereto.
B.    As part of the acquisition transaction contemplated by the Agreement, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume, Assignor’s interest as landlord (together with all rights and obligations relating thereto) under the Leases (as defined in the Agreement), a schedule of which Leases is attached hereto as Exhibit B and incorporated herein by this reference (herein, the “Leases”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:
1.    Transfer and Assignment by Assignor. Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title and interest, in, to and under the Leases.
2.    Assumption by Assignee. Assignee hereby accepts the foregoing assignment and assumes and agrees to perform all of the duties, obligations, liabilities, commitments and covenants of Assignor, accruing from and after the date hereof with respect to or arising under each of the Leases, except that Assignee shall have no liability for the return of any security deposits, prepaid rents or other deposits that were not identified on the final Rent Roll and credited to Buyer against the Purchase Price at Closing.
3.    Indemnification by Assignor. Assignor hereby agrees to indemnify, defend and hold harmless Assignee, and its partners, officers, directors, members, shareholders, affiliates, managers, employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees but excluding special, incidental or consequential damages and punitive or exemplary damages) arising out of or relating to the breach by Assignor of any of the obligations, terms or covenants of Assignor, under or pursuant to the Leases that accrued prior to the date hereof. The indemnification obligation

B-1

contained in this Section 3 shall be subject to the limitations on liabilities and other provisions contained in the Agreement relating to the Assignor’s liability.
4.    Indemnification by Assignee. Assignee hereby agrees to indemnify, defend and hold harmless Assignor, and its partners, officers, directors, members, shareholders, affiliates, managers, employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees but excluding special, incidental or consequential damages and punitive or exemplary damages) arising out of or relating to the breach by Assignee of any of the other obligations, terms or covenants of Assignor, under or pursuant to the Leases that accrue from and after the date hereof. The indemnification obligation contained in this Section 4 shall be subject to the limitations on liabilities and other provisions contained in the Agreement relating to Assignee’s liability.
5.    Further Assurances. The parties hereto covenant and agree to execute such further instruments and take such further action as may be reasonably required by either party to fully effectuate the terms and provisions of this Assignment and the transactions contemplated herein.
6.    Survival of Provisions. The covenants and obligations contained in this Assignment shall survive the consummation of the closing of the transactions contemplated by the Agreement and this Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
7.    Attorneys’ Fees and Costs. If either party commences an action for the judicial interpretation, reformation, enforcement or rescission hereof, the prevailing party will be entitled to a judgment against the other party for an amount equal to reasonable attorneys’ fees and court and other costs incurred.
8.    Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State in which the Property is located.
9.    Counterparts. This Assignment may be executed in counterparts which, when integrated, shall constitute one original of this Assignment.
10.    Conflict. In the event of any conflict or inconsistency between the terms hereof and the terms of the Agreement, the terms of the Agreement shall govern and control. Without limitation of the foregoing, all waivers, releases and other limitations on liability expressly set forth in the Agreement shall apply to this Assignment and the liabilities of the parties hereunder.
11.    No Representation. Except as expressly set forth in the Agreement, it is hereby acknowledged that Assignor makes no representation or warranty of any kind or nature relative to the Leases except that Seller represents and warrants title to the Leases and warrants that the Leases are free and clear of all liens and encumbrances.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their duly authorized officers on the date first written above.

ASSIGNOR:

__________________________, LLC,
a ___________ limited liability company

By: ___________________ Managing Co., LLC,
          a _____________ limited liability company
          its Manager

By:__________________________
      T. Richard Litton, Jr., Vice President

ASSIGNEE: _________________, a ___________ By:__________________________ Name:__________________________ Title:__________________________

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EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF LEASES
LEGAL DESCRIPTION OF PROPERTY

EXHIBIT B TO ASSIGNMENT AND ASSUMPTION OF LEASES
SCHEDULE OF LEASES

Exhibit “C”

ASSIGNMENT AND ASSUMPTION OF CONTRACTS
THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”) is made and entered into as of ___________________, 2015, by and between __________________________, LLC, a Virginia limited liability company (“Assignor”), and ____________, a ________ ________________ (“Assignee”).
Recitals

A.    Assignor, as seller, and Assignee, as buyer (by assignment from Steadfast Asset Holdings, Inc.), entered into that certain Agreement of Purchase and Sale dated as of ______________, 2015 (the “Agreement”), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to acquire from Assignor, among other things, Assignor’s ownership interest in the land legally described on Exhibit A attached hereto and all of Assignor’s right, title and interest in the building located at such parcel commonly known as _________________(the “Property”).
B.    As part of the acquisition transaction contemplated by the Agreement, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume, any and all rights and responsibilities under those Service Contracts (as such term is defined in the Agreement), identified on the schedule attached hereto as Exhibit B and incorporated herein by this reference (herein, the “Contracts” or the “Assigned Agreements”) without any obligation of Assignor to pay any fee to, or, except as otherwise expressly provided in the Agreement, to obtain any consent from, any third party.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.Transfer and Assignment by Assignor. Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title and interest in and under the Assigned Agreements, if any, without any obligation of Assignor to pay any fee to, or except as otherwise expressly provided in the Agreement, to obtain any consent from, any third party.
2.Assumption by Assignee. Assignee hereby accepts the foregoing assignment and assumes and agrees to perform all of the duties, obligations, liabilities, commitments and covenants of Assignor accruing from and after the date hereof with respect to or arising under each of the Assigned Agreements.
3.Indemnification by Assignor. Assignor hereby agrees to indemnify, defend and hold harmless Assignee, and its partners, officers, directors, members, shareholders, affiliates, managers, employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees but excluding special, incidental or consequential damages and punitive or exemplary damages) arising out of or relating to the breach by Assignor of any of the obligations, terms or covenants of Assignor under or pursuant to the Assigned Agreements that accrued prior to the date hereof. The indemnification obligation contained in this Section 3 shall be subject to the limitations on liabilities and other provisions contained in the Agreement relating to the Assignor’s liability.
4.Indemnification by Assignee. Assignee hereby agrees to indemnify, defend and hold harmless Assignor, and its partners, officers, directors, members, shareholders, affiliates, managers, employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees but excluding special, incidental or consequential damages and punitive or exemplary damages) arising out of or relating to the breach by Assignee of any of the obligations, terms or covenants of Assignor under or pursuant to the Assigned Agreements that accrue from and after the date hereof. The indemnification obligation contained in this Section 4 shall be subject to the limitations on liabilities and other provisions contained in the Agreement relating to the Assignee’s liability.
5.Further Assurances. The parties hereto covenant and agree to execute such further instruments and take such further action as may be reasonably required by either party to fully effectuate the terms and provisions of this Assignment and the transactions contemplated herein.
6.Survival of Provisions. The covenants and obligations contained in this Assignment shall survive the consummation of the closing of the transactions contemplated by the Agreement and this Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
7.Attorneys’ Fees and Costs. If either party commences an action for the judicial interpretation, reformation, enforcement or rescission hereof, the prevailing party will be entitled to a judgment against the other party for an amount equal to reasonable attorneys’ fees and court and other costs incurred.
8.Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State in which the Property is located.
9.Counterparts. This Assignment may be executed in counterparts which, when integrated, shall constitute one original of this Assignment.
10.Conflict. In the event of any conflict or inconsistency between the terms hereof and the terms of the Agreement, the terms of the Agreement shall govern and control. Without limitation of the foregoing, all waivers, releases and other limitations on liability expressly set forth in the Agreement shall apply to this Assignment and the liabilities of the parties hereunder.
11.No Representation. Except as expressly set forth in the Agreement, it is hereby acknowledged that Assignor makes no representation or warranty of any kind or nature relative to the Assigned Agreements being assigned hereunder except that Seller represents and warrants that the Assigned Agreements are free and clear of all liens and encumbrances. Without limitation of any representations or warranties expressly set forth in the Agreement, this Assignment

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constitutes a quitclaim assignment only, and is intended to assign and transfer only such rights which Assignor may have, if any, with respect to the Assigned Agreements.
[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their duly authorized officers on the date first written above.

ASSIGNOR:

__________________________, LLC,
a ______________ limited liability company

By: ___________________ Managing Co., LLC,
          a _____________ limited liability company
          its Manager

By:__________________________
      T. Richard Litton, Jr., Vice President

ASSIGNEE: ____________________, a _______ By:__________________________ Name:__________________________ Title:__________________________

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS
LEGAL DESCRIPTION OF PROPERTY

EXHIBIT B TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS

SCHEDULE OF CONTRACTS

Exhibit “D”
FORM OF DEED

(Above Reserved for Recording)
After recording, please return to:
[INSERT SELLER COUNSEL]
STATE OF GEORGIA
COUNTY OF _____________
LIMITED WARRANTY DEED

THIS INDENTURE, made effective as of the _____ day of _____________, 20__, between ______________________________, a ____________________________ ("Grantor"), and _____________________, a _______________ ("Grantee");
W I T N E S S E T H:
THAT, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) in hand paid and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby transfer and convey unto Grantee all Grantor's right, title and interest in and to that land lying in _____________ County, Georgia being more fully described in Exhibit "A" attached hereto and made a part hereof, together with all improvements located thereon, if any, together with all rights, members and appurtenances in any manner appertaining or belonging to said property (collectively, the "Property");
TO HAVE AND TO HOLD the Property unto Grantee forever in FEE SIMPLE.
AND THE SAID Grantor shall warrant and forever defend the right, title and interest to the Property unto Grantee against the claims of all persons claiming by, through or under Grantor, except for claims arising under and by virtue of the Permitted Exceptions attached hereto as Exhibit "B".
(The words "Grantor" and "Grantee" shall include all genders, singular and plural, and their respective heirs, successors and assigns where the context requires or permits);

IN WITNESS WHEREOF, Grantor has executed this Deed under seal on the day and year first above written.

Signed, sealed and delivered in the presence of: __________________________ Unofficial Witness __________________________ Notary Public My commission expires: __________ [NOTARIAL SEAL]	___________________________ By: _______________________________ Name: _____________________________ Title: ______________________________

Exhibits To
Limited Warranty Deed
A - Legal Description Of Land
B - Permitted Exceptions

Exhibit “E”
FORM OF TENANT NOTICE

[**DATE**]

TO:	All Valued Residents of [**COMMUNITY NAME**]

Re:    Notice of Lease Assignment and Transfer of Security Deposit

This letter is to notify you that the property commonly known as [**COMMUNITY NAME**], [**ADDRESS**] (“Property”) has this date been sold and the ownership transferred.

In connection with this sale, all of the interest of the lessor under your lease of space in the Property, together with your security deposit, have been transferred to the new owner. You are hereby notified that, from and after the date hereof and until further notice, all future payments under your lease should be made payable to [**COMMUNITY NAME**] and mailed to [**COMMUNITY LEASING OFFICE ADDRESS**]. In addition, all questions or other matters regarding your lease should be directed to the property manager at [**COMMUNITY LEASING OFFICE PHONE NUMBER**].

Thank you for your cooperation.

Very truly yours, __________________________, a(n) __________________________ By:__________________________ Name: __________________________ Its: __________________________
__________________________, a(n) __________________________ By:__________________________ Name: __________________________ Its: __________________________